Exhibit 5.1

October 6, 2017

Fusion Telecommunications International, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel for Fusion Telecommunications International, Inc., a Delaware corporation (the “Corporation”) in connection with the Corporation’s filing of the Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the Corporation’s offer and sale of up to 3,510,536 shares (the “Shares”) of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), issuable pursuant to the terms and in the manner set forth in the Corporation’s 2009 Stock Option Plan and 2016 Equity Incentive Plan, each amended through the date hereof (collectively, the “Plans”).

In connection with this opinion, we have examined and relied upon copies certified or otherwise identified to our satisfaction of Certificate of Incorporation and By-Laws of the Corporation, each as amended and restated to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Corporation, the Registration Statement, the Plans and such other documents relating to the Corporation as we have deemed material for the purposes of this opinion.

In arriving at the opinions set forth below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Corporation and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, and we have relied upon factual matters contained in the representations and warranties of the Corporation.

Based upon the foregoing, and subject to the assumptions, exceptions and qualifications set forth herein, we hereby advise you that, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued, paid for and delivered in accordance with the terms and conditions set forth in the Plans, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based upon and limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur. This opinion letter is being furnished solely for the Corporation’s benefit in connection with the offer, sale and issuance of the Shares and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Kelley Drye & Warren LLP
KELLEY DRYE & WARREN LLP